Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 24, 2006, among Raycom Media, Inc., a Delaware corporation (“Parent”), the entities listed on Schedule I attached hereto (collectively with Parent, “Sellers”, and each a “Seller”), and Barrington Broadcasting Corporation, a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule II attached hereto.

Recitals

A.            Sellers own and operate the following television broadcast stations:  WNWO-TV, Toledo, Ohio (“WNWO”); WSTM-TV, Syracuse, New York (“WSTM”); WACH (TV), Columbia, South Carolina (“WACH”); KGBT-TV, Harlingen, Texas (“KGBT”); KXRM-TV, Colorado Springs, Colorado (“KXRM”); WPBN-TV, Traverse City, Michigan (“WPBN”); WTOM-TV, Cheboygan, Michigan (“WTOM”); WFXL (TV), Albany, Georgia (“WFXL”); WLUC-TV, Marquette, Michigan (“WLUC”); KTVO (TV), Kirksville, Missouri (“KTVO”); WSTQ-LP, Syracuse, New York (“WSTQ”); and KXTU-LP, Colorado Springs, Colorado (“KXTU”) (each such station, together with all associated television translator stations, low-power television stations and broadcast auxiliary facilities referred to individually as a “Station” or collectively as the “Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”) and engage in activities incidental and necessary thereto (the “Business”).

B.            Parent and/or its wholly-owned subsidiaries also own and operate the following television broadcast stations:  WTOL (TV), Toledo, Ohio; WIS (TV), Columbia, South Carolina; and WALB (TV), Albany, Georgia (each such station referred to individually as an “Other Raycom Station” or collectively as the “Other Raycom Stations”) pursuant to certain authorizations issued by the FCC.

C.            As part of the applications to the FCC to permit the transfer of ownership of FCC licenses for the Other Raycom Stations in connection with Parent’s acquisition of The Liberty Corporation (the “Merger”), Parent has requested a temporary waiver of the FCC’s local television ownership rule (47 C.F.R. § 73.3555(b)) (the “Local Television Ownership Rule”) to provide not more than six months from the effective time of the Merger within which to come into compliance with such rule.

D.            In connection with the submission and review of Parent’s premerger notification report to the United States Department of Justice (the “Justice Department”) and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Merger, Parent has entered into an agreement dated November 9, 2005 (the “DoJ Agreement”) with the Justice Department regarding Parent’s plans to effect a divestiture of Stations WNWO-TV, WACH (TV), and WFXL (TV), or the Other Raycom Stations, or a combination thereof by which Parent shall become compliant with the Local Television Ownership Rule.

E.             Pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Station Assets (as defined herein).

AGREEMENT

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE OF ASSETS

1.1           Station Assets. On the terms and subject to the conditions hereof, at Closing (as defined herein), except as set forth in Section 1.2 or Section 1.3, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to all assets and properties of Sellers, real and personal, tangible and intangible, that are used or useful in the operation of the Business, free and clear of any Liens other than Permitted Liens (the “Station Assets”), including without limitation, the following:

(a)           all licenses, permits and other authorizations issued to Sellers by the FCC with respect to the Stations for the operation of the Stations or the Station Assets or related to the Shared Contracts, all of which are listed on Schedule 1.1(a), including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing (the “FCC Licenses”);

(b)           all of Sellers’ equipment, computer hardware, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description, including without limitation, those located at any Station and those listed on Schedule 1.1(b) (the “Tangible Personal Property”);

(c)           all Owned Real Property and all of Sellers’ rights in respect of the Leased Real Property;

(d)           all network affiliation agreements, retransmission consent agreements, programming agreements, news services agreements, agreements for the sale of advertising time and all other contracts, agreements, leases, arrangements or understandings to which any of Sellers is a party, under which any Seller may have any rights or by which any Seller, any of the Stations or any of the Station Assets may be bound, and all bids, quotations and proposals therefor, including (i) all such contracts, agreements, leases, arrangements or understandings that in their entirety relate to the operation or conduct of the Business, any of the Stations or any of the Station Assets, (ii) that portion of any other contracts, agreements, leases, arrangements or understandings to the extent it relates to the Business, any of the Stations or any of the Station Assets, including without limitation, those listed on Schedule 1.3 and (iii) the WorldNowAffiliation Agreement, dated as of December 19, 2005, between Gannaway Web Holdings (dba)

WorldNow and Raycom Media Inc. and The Tube Contract, dated as of June 10, 2005, between Tube Music Network Inc. and Raycom Media Inc. (collectively, the “Station Contracts”), other than the Station Contracts listed on Schedule 1.2(c) (the “Excluded Station Contracts”);

(e)           all of the accounts receivable of the Business and any other rights to payment of cash consideration (including without limitation all rights to payments under the network affiliation agreements and retransmission consent agreements of the Business, whether or not offset) for goods or services sold or provided by the Business prior to the Closing (as defined herein) (the “Accounts Receivable”);

(f)            all prepaid expenses and deposits with respect to the Business held by third parties in Sellers’ name paid by Sellers;

(g)           all of Sellers’ rights in and to the Stations’ call letters and Sellers’ intellectual property rights in and to, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trademarks, trade names, service marks (registered and unregistered), slogans, logos, internet domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”), (iii) programs and programming material, jingles and other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks or Copyrights; and (iv) other intangible property owned (in whole or in part) by, or exclusively licensed by, any of Sellers (the “Intangible Property”);

(h)           all Rights;

(i)            the Station Software, to the extent assignable;

(j)            all Permits;

(k)           Sellers’ rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Business, any of the Stations or any of the Station Assets, including without limitation, the Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records exclusively relating to Excluded Assets (as defined herein);

(l)            all assets of Sellers to the extent Sellers receive a credit therefor underSection 1.7; and

(m)          all other assets acquired prior to the Closing that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP.

Notwithstanding the foregoing, the assets and properties, real and personal, tangible and intangible, owned directly by Parent, RTVB and RHLLC that constitute Station Assets will be only those used in the operation of the Business.

1.2           Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):

(a)           all cash and cash equivalents of Sellers, including without limitation, certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

(b)           all tangible and intangible property of Sellers retired or disposed of between the date of this Agreement and the Closing in accordance with Article 4;

(c)           all Station Contracts set forth on Schedule 1.2(c), which includes all Station Contracts that Sellers intend to terminate or that expire by their terms on or before August 31, 2006, in each case in accordance with Article 4, as indicated on Schedule 1.2(c);

(d)           Sellers’ corporate and trade names unrelated to the operation of the Stations, including without limitation, the names “Raycom” and “Liberty”, charter documents, and books and records relating to the organization, existence or ownership of Sellers, duplicate copies of the records of the Stations and all records not relating to the operation of the Stations;

(e)           rights, claims or causes of action of Sellers against third parties to the extent arising in connection with the discharge by Sellers of the Retained Obligations or relating to the Excluded Assets;

(f)            all rights arising under any contract other than any Station Contract;

(g)           all personnel records and other records that Sellers is required by law to retain in its possession and all records relating to Retained Obligations or Excluded Assets.

(h)           all claims for refund of Taxes (as defined herein) and other governmental charges of whatever nature arising from periods prior to the Closing;

(i)            all intercompany receivables owed by any Seller to Parent or any direct or indirect subsidiary of Parent;

(j)            all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies in connection with periods arising prior to the Closing;

(k)           all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Sellers;

(l)            any off-the shelf computer software and programs used in the operation of the Stations that are not transferable;

(m)          all rights and claims of Sellers, whether mature, contingent or otherwise, against third parties with respect to the Stations and the Station Assets, to the extent arising during or attributable to any period prior to the Closing;

(n)           computers and other assets located at the headquarters of any Sellers, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of the Business and the stations retained by Sellers;

(o)           the Software License Agreement, dated as of October 5, 1999 (the “ESG Contract”), between Raycom Media, Inc. and Enterprises Systems Group, Inc. (“ESG”), except as provided in Section 5.14; and

(p)           the slogans “Coverage You Can Count On,” “Action News” and “Storm Team”.

1.3           Shared Contracts. All Station Contracts used in the operation of the Business and other stations or other business units of Sellers or their Affiliates (the “Shared Contracts”), and the other stations and other business units of Sellers or their Affiliates to which each such Shared Contract applies, are identified on Schedule 1.3. The obligations under each Shared Contract shall be equitably allocated among the Business and such other stations or business units upon terms to be reasonably agreed upon by Buyer and Sellers as follows:  (i) first, if an allocation is specified in such Shared Contract, as so specified, and (ii) if an allocation is not so specified, based on the allocation thereof in effect as of the date hereof, which allocation is set forth on Schedule 1.3.

1.4           Assumption of Obligations. On the Closing Date (as defined herein), Buyer shall assume the following obligations of Sellers (the “Assumed Obligations”):

(a)           all liabilities arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts (other than the Excluded Station Contracts), the FCC Licenses and the Permits;

(b)           obligations under any tolling agreement, or joinder thereto, entered into by any Seller (but only to the extent that Buyer shall have consented thereto, which consent shall not be unreasonably withheld, delayed or conditioned) or by Buyer, in each case pursuant to Section 1.11(b);

(c)           all liabilities of Sellers to the extent Buyer receives a credit therefor underSection 1.7; and

(d)           the liabilities under the Shared Contracts allocated to Buyer pursuant to Section 1.3.

1.5           Retained Obligations. Notwithstanding the provisions of Section 1.4 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to Buyer, except for the Assumed Obligations,  Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and Sellers shall retain, pay, perform or otherwise discharge without recourse to Buyer) any liabilities or obligations of Sellers of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Retained Obligations”), including without limitation, the following:

(a)           except as otherwise set forth in Section 1.7(a), (i) any Seller’s liability for Taxes through the Closing, (ii) any Seller’s liability for Taxes arising in connection with the consummation of the transaction contemplated hereby (including any income Taxes arising because Sellers are transferring the Station Assets), and (iii) any Seller’s liability for unpaid Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

(b)           any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;

(c)           all liabilities relating to Employee Plans (as defined herein) and employment (or termination of employment) of any employee, director, consultant, or other person providing services for any of Sellers or their subsidiaries or Affiliates;

(d)           any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date and any accrued and unpaid interest with respect thereto;

(e)           any liability arising from or related to any breach of , failure to perform under, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Station Contract, any FCC License or any Permit, in each case prior to the Closing Date, or the failure to obtain any consents required with respect thereto;

(f)            any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to any of Sellers, the Business or the Station Assets;

(g)           any liability arising from or related to any action against any of Sellers, the Business or the Station Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising prior to the Closing Date;

(h)           any liability under the Fair Labor Standards Act arising out of the classification of any employees of the Business as “exempt employees” on or prior to the Closing Date;

(i)            any liability incurred by any Seller or any Person other than Buyer arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by Buyer;

(j)            all intercompany payables owed by any Seller to Parent or any direct or indirect subsidiary of Parent; and

(k)           the liabilities under the Shared Contracts allocated to Sellers pursuant to Section 1.3.

1.6           Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing, Buyer shall pay to Sellers, as designated by Parent, an amount equal to Two Hundred Sixty Two Million Dollars ($262,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.7. The Purchase Price will be payable by wire transfer in immediately available funds; provided that a portion of such payment equal to the PIK Amount, if any, shall be made through the issuance of PIK Preferred Stock.

1.7           Post Closing Working Capital Adjustment.

(a)           Within ninety (90) days after the Closing Date, Sellers shall deliver to Buyer an unaudited statement of Closing Date Net Working Capital, dated as of the Closing Date (the “Closing Date Net Working Capital Statement”). The Closing Date Net Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Unaudited Balance Sheets; provided that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made and; provided, further, that in the event of a conflict between GAAP and preparation consistent with the Unaudited Balance Sheets, GAAP shall prevail. For purposes of this Agreement, “Closing Date Net Working Capital” shall mean the net book value of the Current Assets over the Current Liabilities, as shown on the Closing Date Net Working Capital Statement. Buyer shall cause its employees to assist Sellers and their accountants in the preparation of the Closing Date Net Working Capital Statement and shall provide Sellers and their accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Buyer for such purpose.

(b)           During the 20 Business Day period following Buyer’s receipt of the Closing Date Net Working Capital Statement, Sellers shall use their commercially reasonable efforts to provide Buyer and its auditors with access to the working papers of Sellers and their accountants relating to the Closing Date Net Working Capital Statement, and Sellers shall cooperate with Buyer and its auditors to provide them with any other information used in preparing the Closing Date Net Working Capital Statement reasonably requested by Buyer and its auditors. The Closing Date Net Working Capital Statement shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, Buyer delivers to Sellers written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. Buyer shall be deemed to have agreed with all items and amounts in the Closing Date Net Working Capital Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.7(c).

(c)           During the ten Business Day period following delivery of a Notice of Disagreement by Buyer to Sellers, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten Business Day period, Buyer shall use its commercially reasonable efforts to provide Sellers and their accountants with access to the working papers of Buyer and its accountants relating to such Notice of Disagreement, and Buyer and its accountants shall cooperate with Sellers and their accountants to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by Sellers or their accountants. Any disputed items resolved in writing between Sellers and Buyer within such ten Business Day period shall be final and binding with respect to such items, and if Sellers and Buyer agree in writing on the resolution of each disputed item specified by Buyer in the Notice of Disagreement and the amount of the Closing Date Net Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder. If Sellers and Buyer have not resolved all such differences by the end of such ten Business Day period, Sellers and Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Date Net Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Date Net Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.7(c). The Independent Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Sellers and Buyer. Sellers and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) business days following the submission thereof. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.7 within the range of the difference between Buyer’s position with respect thereto and Sellers’ position with respect thereto. Sellers and Buyer agree that judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 11.9. The costs of any dispute resolution pursuant to this Section 1.7(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne equally by the parties. The fees and disbursements of the accountants and other advisors of each party incurred in connection with their preparation or review of the Closing Date Net Working Capital Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(d)           The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)            if the Closing Date Net Working Capital as finally determined pursuant to this Section 1.7 is greater than $8,100,000 (the “Ceiling Reference Amount”), the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Closing Date Net Working Capital and the Ceiling Reference Amount, and Buyer shall pay such amount to Sellers; and

(ii)           if the Closing Date Net Working Capital as finally determined pursuant to this Section 1.7 is less than $7,500,000 (the “Floor Reference Amount”), the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Floor Reference Amount and the Closing Date Net Working Capital and Sellers shall pay such amount to Buyer.

(e)           Amounts to be paid pursuant to Section 1.7(d) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 1.7(d) shall be made within three (3) business days of final determination of the Closing Date Net Working Capital pursuant to the provisions of this Section 1.7 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) business days prior to such payment date.

1.8           Allocation. Buyer and Sellers will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). If parties are unable to agree on such allocation, such allocation will be based upon an appraisal by a nationally recognized broadcast appraiser acceptable to Buyer and Sellers (whose fees shall be paid 50% by Sellers and 50% by Buyer). Buyer and Sellers shall file their federal income tax returns and other tax returns reflecting the allocation agreed upon by the parties or made by such appraiser pursuant to this Section 1.8. Buyer and Sellers shall use their commercially reasonable efforts to agree upon the allocation prior to the Closing Date.

1.9           Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the later of (a) July 1, 2006 and (b) the tenth Business Day after the date on which (i) the FCC Consent shall have become a Final Order and (ii) the station license renewal applications for all Stations shall have become Final Orders, or on such other day as Buyer and Sellers may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

1.10         Governmental Consents.

(a)           Within ten (10) business days of the date of this Agreement, Buyer and Sellers shall file applications with the FCC (the “FCC Applications”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the assignment of the FCC Licenses for all Stations operating on channels that are allotted in accordance with 47 C.F.R. § 73.606(b) or § 73.622(b), all Class A television Stations, all low-power television Stations, and all television translator Stations to Buyer is referred to herein as the “FCC Consent.”  Each Station described in the foregoing sentence shall hereinafter be referred to individually as a “Main Station,” and such Stations shall collectively be referred to as the “Main Stations.” Buyer and Sellers shall diligently prosecute the FCC Applications and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible.

(b)           If applicable, within ten (10) business days after the date of this Agreement, Buyer and Sellers shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to he HSR Act with respect to the transactions contemplated hereby (including without limitation a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

(c)           Within five (5) business days of the date of this Agreement and thereafter promptly upon Sellers’ request, Buyer shall provide to Parent such information as Parent may reasonably request to be provided to the Justice Department in connection with the Justice Department’s review and approval, as contemplated by the DoJ Agreement, of the proposed sale of the Stations to Buyer, and Parent shall use its commercially reasonable efforts to seek such approval of the Justice Department. The approval of the Justice Department under the DoJ Agreement of the proposed sale of the Stations as contemplated by this Agreement is referred to herein as the “DoJ Approval.”

(d)           Buyer and Sellers shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Sellers shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent, the DoJ Approval and HSR Clearance are referred to herein collectively as the “Governmental Consents.”

1.11         Renewal.

(a)           The Main Station FCC Licenses expire as set forth on Schedule 1.11. If due prior to Closing and if not previously filed, then Sellers shall timely file an FCC license renewal application with respect to the Stations and thereafter prosecute such applications with commercially reasonable diligence. The parties acknowledge that under current FCC policy, either the FCC will not grant an assignment application while a renewal application is pending, or the FCC will grant an assignment application with a renewal condition. If any of the FCC Applications are granted subject to a renewal condition, then the term “FCC Consent” shall mean FCC grant of the FCC Applications and satisfaction in full of all such renewal conditions. Each renewal shall be granted and all renewal conditions shall be satisfied as a condition to Closing.

(b)           In the event that the FCC, as a condition to granting any FCC Consent for any Station, requires Buyer to enter into a tolling agreement with respect to a pending renewal application, or in the event that it becomes necessary or advisable for Buyer to enter into such a tolling agreement in order to procure the FCC’s Consent to the assignment to Buyer of the FCC License for any Station in a timely manner,then, notwithstanding Section 1.4(b), the Sellers, jointly and severally, hereby agree to indemnify Buyer for all Damages arising in connection with such tolling agreement and the renewal application. Such indemnity shall not be subject to any limitations on indemnification set forth in Article 9 hereof. In consideration of the foregoing, Buyer agrees to enter into any such tolling agreement as required by the FCC in connection with any of the Stations; provided, however, that Buyer shall have been afforded the opportunity to negotiate the terms of any such tolling agreement with the FCC.

ARTICLE 2

SELLERS REPRESENTATIONS AND WARRANTIES

Each Seller, jointly and severally, makes the following representations and warranties to Buyer:

2.1           Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, collectively, Sellers are qualified to do business in each jurisdiction in which the Station Assets are located. Each Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the Ancillary Agreements to be executed and delivered by such Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

2.2           Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each Seller have been duly authorized and approved by all necessary corporate and stockholder action of such Seller and do not require any further authorization or consent of such Seller. This Agreement is, and each Seller Ancillary Agreement when made by each Seller party thereto and the other parties thereto will be, a legal, valid and binding agreement of such Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3           No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents, the execution, delivery and performance by each Seller of this Agreement and the Seller Ancillary Agreements and the consummation by such Seller of any of the transactions contemplated hereby and thereby do not (i) conflict with any organizational documents of such Seller or any law, judgment, order, or decree to which such Seller is subject, (ii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Station Contract by which such Seller is bound, (iii) give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Sellers or the Business, or result in the creation of any Lien on any of the Station Assets, or (iv) require the consent or approval of, or a filing by such Seller with, any governmental or regulatory authority, or require the consent of any lender or other third party pursuant to any contract.

2.4           FCC Licenses. Except as set forth on Schedule 1.1(a):

(a)           Sellers are the holders of the FCC Licenses described on Schedule 1.1(a). Sellers have delivered true and complete copies of the FCC Licenses to Buyer. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Each FCC License has been renewed for a full license term without exceptions or conditions.

(b)           To Sellers’ knowledge, there is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings and FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against any Seller with respect to the Stations that could result in any such action. To Sellers’ knowledge,the Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.

2.5           Taxes. Except as set forth on Schedule 2.5, each Seller hereby represents and warrants to Buyer that:

(a)           all Tax Returns (as defined herein) required to be filed or furnished to any person on or before the Closing Date (taking into account applicable extensions) by, on behalf of or with respect to each Seller or any of the Station Assets or the Business, (i) have been (or will be) duly and timely filed or furnished, and (ii) the information reflected on those Tax Returns was (or, when filed or furnished, will be) accurate and complete;

(b)           each Seller (i) has (or will have) timely paid all Taxes (as defined herein) that it is required to pay, whether or not shown on any Tax Return, or has (or will have) provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified in the Unaudited Financial Statements (as defined herein);

(c)           each Seller has paid all employer contributions and premiums, and filed all Tax Returns and paid all Taxes with respect to all employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable laws;

(d)           there are no outstanding assessments, claims or deficiencies for any Taxes of each Seller that have been proposed, asserted or assessed in writing;

(e)           no Tax audit or examination is currently being conducted or proposed in writing by any taxing authority with respect to each Seller;

(f)            there are no outstanding written claims by a taxing authority that any Seller may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, and each Seller is not aware of any jurisdiction that could properly make such a claim;

(g)           there are no Tax allocation or sharing agreements to which any Seller is a party;

(h)           there are no Liens (other than Permitted Liens) or encumbrances for Taxes on any of the assets of each Seller;

(i)            each Seller has withheld and paid all Taxes which it is required to withhold from amounts owing to employees, members, creditors or other third parties and has complied with all requirements (including record retention) applicable to information reporting or other reporting requirements;

(j)            no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the sale of the Station Assets;

(k)           each Seller has made available to Buyer true and complete copies of all Tax Returns;

(l)            each Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns, or the assessment or collection of any Tax, and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(m)          each Seller has not (i) participated in, or taken any deduction or received any Tax benefit arising from participation in, a tax shelter as defined for purposes of Section 6111(c) of the Code, or (ii) participated in a reportable transaction as defined in Treasury Regulations Section 1.6011-4(b) and (c)(3) or Section 1.6011-4T(a) and (b); and

(n)           each Seller has paid all employer contributions and premiums, and filed all Tax Returns and paid all Taxes with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable laws.

For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.6           Personal Property. Schedule 1.1(b) contains a true and complete list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.1(b), Sellers have title to the Tangible Personal Property free and clear of all Liens other than Permitted Liens (defined herein). As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, the shared use arrangements described in Section 1.3, liens for taxes not yet due and payable, and liens set forth on Schedule 2.6 that will be released at or prior to Closing. Each item of the Tangible Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Tangible Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

2.7           Real Property. Schedule 2.7 sets forth a complete and correct list of all Real Property included in the Station Assets, subject to Section 1.3. Except as disclosed on Schedule 2.6 or Schedule 2.8:

(a)           Sellers have good, valid, marketable and insurable fee simple absolute interest in the Real Property. Schedule 2.7(a) lists all policies of title insurance currently existing in favor of any Seller with respect to the Real Property, a copy of which policies have previously been provided to Buyer. The Owned Real Property and the Leased Real Property together constitute all real property used or useable in the operation of the Station Assets.

(b)           There are no Liens, restrictions or encumbrances to title to any portion of the Real Property. None of Sellers has subjected the Real Property or the improvements thereon to any unrecorded contracts, deeds, options, leases, easements, rights, obligations, covenants, conditions, restrictions, limitations or agreements not of record, except as set forth in the title policies listed on Schedule 2.7(a) or in the surveys listed on Schedule 2.7(b).

(c)           There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof and, to Sellers’ Knowledge, no such action is presently contemplated or threatened against the Real Property.

(d)           None of Sellers has received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could adversely affect the insurability of the Real Property or the premiums for the insurance thereof. None of Sellers has received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made.

(e)           Except as set forth on Schedule 2.8, there are no parties in possession of any portion of the Owned Real Property other than Sellers. There are no options or rights in any party to purchase or acquire any ownership interest in the Owned Real Property or the Real Property Leases, including without limitation pursuant to any executory contracts of sale, rights of first refusal or options.

(f)            To Sellers’ Knowledge, no zoning, subdivision, building, health, land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations which would not have a Material Adverse Effect. To Sellers’ Knowledge, the current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property. Except as set forth in the title policies listed on Schedule 2.7(a), no current use by any Seller of the Real Property or any improvement located thereon or, to Sellers’ Knowledge, any current use of the Real Property Leases is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Station Assets.

(g)           The Owned Real Property has adequate access to and from completed, dedicated and accepted public roads, and there is no pending, or to Sellers’ Knowledge, threatened, governmental proceeding which could impair or curtail such access. No improvement or portion thereof is dependent for its access, operation, or utility on any land, building, or other improvement not included in the Owned Real Property.

(h)           There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Owned Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building, facility or tower located on the Real Property, as the case may be.

(i)            To Sellers’ Knowledge, there are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Owned Real Property; the roofs of the buildings located on the Owned Real Property are free from structural defects, leaks and are in good condition, and adequate to operate such facilities as currently used. To Sellers’ Knowledge, all towers, antennae, fixtures and improvements on the Owned Real Property are suitable for the current operation of the Station Assets.

(j)            To Sellers’ Knowledge, there are no assessments, general or special, which have been or are in the process of being levied against the Real Property, and none of Sellers has Knowledge of any contemplated assessments.

(k)           All Environmental Permits and other Permits which are necessary to permit the lawful access, use and operation of the buildings and improvements located on the Real Property for their present and intended use have been obtained, are in full force and effect, and to Sellers’ Knowledge, there is no pending threat of modification or cancellation of any such Environmental Permits and other Permits. None of Sellers has received or been informed by a third party of the receipt by it of any written notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Environmental Permit or other Permit.

2.8           Leases. Schedule 2.8 sets forth a complete and correct list of all Leased Real Property. Except as set forth on Schedule 2.8:

(a)           All of the Real Property Leases (i) constitute legal, valid and binding obligations of Sellers and to Sellers’ Knowledge, the other parties thereto, (ii) are in full force and effect. and (iii) none of Sellers nor, to Sellers’ Knowledge, any other party thereto has violated any provisions of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of, the Real Property Leases that would allow the other party to bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect, or to terminate such Real Property Lease;

(b)           The Real Property Leases constitute all of the agreements between Sellers and third parties relating to the Leased Real Property. Schedule 2.8 lists all of the Real Property Leases. None of the Real Property Leases has been cancelled, modified, assigned, extended or amended;

(c)           Sellers have furnished true and complete copies of all the written Real Property Leases to Buyer, including any and all amendments thereto. Schedule 2.8(c) contains a true and complete list of each oral Real Property Lease and a description of the material terms thereof;

(d)           There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Real Property Lease which are owned by any Seller; nor does any other party thereto have a claim, lien, charge or credit against any of Sellers or offsets against rent due under any Real Property Lease;

(e)           Except as set forth on Schedule 2.8, Sellers’ right, title and interest in and to each of the Real Property Leases is fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Real Property Leases will not give any party thereto the right to terminate such Real Property Lease or accelerate payments under such Real Property Lease.

2.9           Contracts. Except as set forth on Schedule 2.9, each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Sellers and, to Sellers’ knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Sellers have performed their obligations under each of the Station Contracts in all material respects, and are not in material default thereunder, and to Sellers’ knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Except as set forth on Schedule 2.9, upon consummation of the transactions contemplated by this Agreement, each Station Contract shall continue in full force and effect without penalty or other adverse consequence. Schedule 2.9 contains a true and complete list of the following Station Contracts (such Station Contracts as described in this Section 2.9 being “Material Contracts”):

(a)           each network affiliation agreement, retransmission consent agreement, tower lease, studio lease, antenna lease, transmitter site lease and news services agreement; and

(b)           each other Station Contract that provides for payment or receipt by Sellers in connection with the Business of more than $50,000 (either in cash or through barter) per year.

There are no Station Contracts that (i) create indebtedness for borrowed money, including mortgages, other grants of security interests, guarantees and notes; (ii) limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time; or (iii) create any joint ventures, partnerships or similar arrangements.

2.10         Environmental. Except as set forth on Schedule 2.10:

(a)           Sellers have complied and are in compliance with all Environmental Laws, and Sellers have not received notice of any pending or threatened action, suit or proceeding against Sellers involving the presence of Hazardous Materials or violations of Environmental Law in connection with the Real Property.

(b)           Sellers have not received any notice from any governmental body indicating that the Real Property or any property adjacent to the Real Property has been or may be placed on any federal, state or local list as a result of the presence of Hazardous Materials or violations of Environmental Law.

(c)           No Hazardous Materials have been used, manufactured, generated, sold, handled, treated, transported, stored or disposed of by any of Sellers, and no Hazardous Materials have spilled, discharged, released, emitted, or leaked from, at, on, or migrated to or from the Real Property.

(d)           The Real Property is not subject to any environmental lien.

(e)           Sellers have provided Buyer with copies of all reports, audits, studies or analyses in the possession or control of Sellers relating to Hazardous Materials in connection with the Real Property.

2.11         Intangible Property. Schedule 2.11(a) lists each registered or pending Mark and each registered or pending Copyright, owned, used or held for use by Sellers in the operation of the Business and lists each country in which each Mark or Copyright is pending or registered. Schedule 2.11(b) lists the software, other than off-the-shelf software and software embedded in products and machinery or other software generally available from retail vendors, that Sellers use in, and that is material to, the operation of the Business. Except as set forth on Schedule 2.11(c), to Sellers’ knowledge, (i) the operation of the Business immediately prior to the Closing Date does not infringe upon any intellectual property right of any other person, and (ii) no person is infringing upon any intellectual property right of Sellers with respect to the Business, except in each case to the extent such infringements would not be reasonably likely to have a material adverse effect.

(a)           No registered Mark identified on Schedule 2.11(a) has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of Sellers, no such proceeding is or has been threatened with respect to any of such Marks.

(b)           Sellers exclusively own, free and clear of any and all Liens, all Intangible Property identified on Schedule 2.11(a) and all other Intangible Property, except for Intangible Property, as set forth on Schedule 2.11(a) that is licensed to any of Sellers by a third party licensor pursuant to a written license agreement that remains in effect. Sellers have not received any notice or claim challenging their ownership of any of the Intangible Property owned (in whole or in part) by Sellers, nor to the knowledge of Sellers is there a reasonable basis for any claim that they do not so own any of such Intangible Property.

(c)           Sellers have taken all reasonable steps in accordance with standard industry practices to protect their rights in the Intangible Property and at all times have maintained the confidentiality of all information that constitutes or constituted a Trade Secret included therein.

(d)           All registered Marks and registered Copyrights identified on Schedule 2.11(a) (“Seller Registered IP”) are valid and subsisting and, to the knowledge of Sellers, enforceable, and Sellers have not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP.

(e)           To the Knowledge of Sellers, the provision of any services, by or on behalf of the Business or Sellers in connection with the Business, and all of the other activities or operations of the Business or Sellers in connection with the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intangible Property of any third party, and Sellers have not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of Sellers, is there a reasonable basis therefor. No Intangible Property of any Seller is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Seller or the Business. To the Knowledge of Sellers, no third party is misappropriating, infringing, diluting or violating any Intangible Property of Sellers in a material manner.

(f)            Sellers have not transferred ownership of, or granted any exclusive license with respect to, any material Intangible Property. Upon the consummation of the Closing,  Buyer shall succeed to all of Seller’s rights and interest in or under all material Intangible Property of Sellers and all other Intangible Property used or held for use by Sellers in connection with the conduct of the Business that is necessary for the conduct of the Business as currently and proposed to be conducted, and all of Sellers’ rights under all Intangible Property owned by Sellers and all such other Intangible Property shall be exercisable by Buyer to the same extent as by Sellers prior to the Closing. No loss or expiration of any of the material Intangible Property of Sellers or any other material Intangible Property used or held for use by any Seller in connection with the conduct of the Business is threatened, pending or reasonably foreseeable.

(g)           The Station Software is all off-the-shelf software, commercially available to Buyer on terms generally available to the public. None of the Station Software has been customized or altered in any way for use at any of the Stations, except for elections with respect to various features and functionalities made during and contemplated by the standard installation procedures for such Station Software, and no third party, whether a current or former employee, consultant or other agent of any Seller, has any rights in the Station Software.

2.12         Employees. Schedule 2.12 sets forth a complete and accurate list of the names of all current employees of the Business, specifying their positions with respect to the Business, and their dates of birth, current salaries, dates of hire, business locations and identifying which such employees are currently absent or on leave from active employment. Except as set forth on Schedule 2.12, (i) each Seller complies in all material respects with all labor and employment laws, rules and regulations applicable to the Business, including without limitation those which relate to price, wage and hour standards, discrimination in employment, equal employment opportunities, disability rights or benefits, plant closure issues, affirmative action, workers’ compensation, employee leave issues, occupational health and safety requirements, unemployment insurance, collective bargaining, the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), and the Fair Labor Standards Act of 1938, as amended (“FLSA”), (ii) there is no unfair labor practice charge or complaint against any Seller in respect of the Business pending or to Sellers’ knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Sellers’ knowledge, threatened in respect of the Business, and (iii) none of Sellers is a party to, or subject to, a collective bargaining agreement involving any of Sellers’ employees and no collective bargaining agreement is currently being negotiated, and (iv) none of Sellers is a party to, or otherwise bound by, any consent decree, settlement agreement, or conciliation agreement with any Governmental Authority relating to their employees or employment practices applied to their employees. Since January 1, 2006 with respect to all Stations other than KGBT, and with respect to KGBT, since the closing date of the acquisition by Sellers of KGBT, Sellers have not changed the primary place of employment of any general manager of other senior employee of any Station whose primary place of employment as of January 1, 2005 was located at one or more of the Stations.

2.13         Employee Benefits.

(a)           Schedule 2.13 lists each “Employee Pension Benefit Plan” (“Pension Plan”) and each “Employee Welfare Benefit Plan” (“Welfare Plan”), as such terms are defined in Sections 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not they are subject to ERISA, to which each Seller and each company, trade or business which is treated with such Seller as a member of a controlled group of corporations or trades or business under common control pursuant to the Internal Revenue Code of 1986 (the “Code”) Section 414(b), (c), (m) or (o) (an “ERISA Affiliate”) maintains, contributes to, has liability under, or is obligated to contribute to, and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, “voluntary employee benefit association” (“VEBA”) within the meaning of Section 501(c)(9) of the Code, perquisites, fringe benefits and other similar benefit plans, programs, contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign or domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries), as well as each plan with respect to which any of Sellers could incur liability (collectively, the “Employee Plans”).

(b)           Except as set forth in Schedule 2.13(b), (i) none of Sellers nor any of its ERISA Affiliates has any direct, indirect, or contingent liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation) including, without limitation, any material liability arising out of or resulting from an event described in Section 4041, 4062, 4063 or 4069 of ERISA, (ii) no assets of any of Sellers, its ERISA Affiliates, or any Employee Plan are subject to liens, or reasonably expected to be subject o liens, imposed under Applicable Law including Title IV of ERISA and Section 412 of the Code, and (ii) none of the transactions or changes relating to employees and service providers of any of Sellers that are contemplated by this Agreement will result in any direct, indirect, or contingent liability of Buyer and its ERISA Affiliates with respect to the Employee Plans, or the liabilities of any Seller and its ERISA Affiliates to the employees or other service providers of such Seller and its ERISA Affiliates.

(c)           None of the Employee Plans is, or within the past six years has been, a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare association” (“MEWA”) within the meaning of Section 3(40) of ERISA, any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder).

(d)           All Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time both without increased liability to any Seller, and without the consent of any other Person, and each Seller has performed all material obligations required to be performed by it, and is not in any material respect in default under or in violation of, any Employee Plan, and such Seller has no knowledge of any default or violation by any other Person with respect to, any of the Employee Plans.

(e)           With respect to each Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Seller nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived.

2.14         Insurance. Sellers maintains insurance policies or other arrangements with respect to the Stations and the Station Assets consistent with industry standards, and will maintain such policies or arrangements until the Closing.

2.15         Compliance with Law. Except as set forth on Schedule 2.15, (i)Sellers comply in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Business, (ii) there are no governmental claims or investigations pending or threatened against Sellers, in each case in respect of the Business, except those affecting the industry generally, and (iii) Sellers have all Permits required to operate the Business and the Station Assets.

2.16         Litigation. Except as set forth on Schedule 2.16, there is no action, suit or proceeding pending or, to Sellers’ knowledge, threatened against Sellers in respect of the Business that will subject Buyer to liability or which will affect Sellers’ ability to perform its obligations under this Agreement.

2.17         Financial Statements.

(a)           Sellers have provided to Buyer copies of (i) the unaudited balance sheets of each Station as at December 31, 2003, 2004 and 2005, and the related unaudited statements of results of operations of each Station for the years ended December 31, 2003, 2004 and 2005 (collectively referred to as the “Unaudited Annual Financial Statements”) and (ii) the unaudited balance sheets of each Station as at January 31, 2006 and the related unaudited statements of results of operations of each Station for the month ended January 31, 2006 (collectively referred to as the “Unaudited Interim Financial Statements” and, together with the Unaudited Annual Financial Statements, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the financial position and results of operations of each Station as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Unaudited Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)           The Audited Financial Statements (as defined herein), when delivered pursuant to Section 4.8, will be prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Business as at the respective dates thereof.

2.18         Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the unaudited balance sheets of the Stations as at December 31, 2005 delivered pursuant to Section 2.17(a) (such balance sheets, the “Unaudited Balance Sheets”), Sellers do not have any liability or obligation of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheets, that are not, individually or in the aggregate, material to the operation of the Business and the Station Assets.

2.19         Absence of Changes. Since the date of the Unaudited Balance Sheets: (i) Sellers have operated the Business, the Stations and the Station Assets only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development, or prospective change, event or development, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (iii) none of the Business, any of the Stations or any of the Stations Assets has suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (iv) Sellers have not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

2.20         Station Assets. Except for the ESG Contract, the Station Assets include all assets that are owned or leased by Sellers and used or held for use in the operation of the Business in all material respects as currently operated. Except for the ESG Contract, the Station Assets constitute all of the assets, property and rights necessary and sufficient for the conduct and operation of the Business as currently conducted or proposed to be conducted.

2.21         Retransmission. Except as set forth on Schedule 2.21, Sellers have timely made retransmission consent elections on behalf of each Station with respect to each cable and satellite multichannel video program distributor (“MVPD”) serving the DMA in which such Station is located, and its signal is currently retransmitted by each such MVPD pursuant to a valid and enforceable retransmission consent agreement.

2.22         DTV Conversion. Except with respect to WSTM (a true explanation of which is set forth on Schedule 2.22), Sellers are in compliance with all FCC deadlines relating to conversion to digital operations, including timely filing of digital television (“DTV”) channel elections and completion of construction of full-power DTV station facilities prior to the date on which the Station must be operating with its “maximized” DTV facilities specified in an outstanding construction permit from the FCC (the “Use-It-or-Lose-It Deadline”).

2.23         Receivables. All Receivables reflected on the Unaudited Balance Sheets or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all Receivables will be current and collectible net of the respective reserves shown on the Unaudited Balance Sheets or to be shown on the Closing Balance Sheet (which reserves (i) are adequate and calculated consistent with past practice and (ii)  will not represent a change in the composition of such Receivables in terms of aging). Subject to such reserves, each Receivable either has been or is expected to be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Station Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

2.24         Brokers. Except for Belmoro Corporate Advisors, LLC and Wachovia Securities LLC, and their respective Affiliates, the fees of which will be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

2.25         Affiliate Interests and Transactions. No Related Party of any of Sellers: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the operation of the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with Sellers involving the Business or any of the Station Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been an employee of any Station. There are no outstanding notes payable to, accounts receivable from or advances by the Business or by any of Sellers in connection with the Business or involving any assets thereof, and neither the Business nor Sellers in connection with the Business are otherwise a debtor or creditor of, or have any liability or other obligation of any nature to, any Related Party of Sellers. Since the date of the Unaudited Balance Sheets, neither the Business nor Sellers in connection with the Business have incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of Sellers, other than the transactions contemplated by this Agreement and the Ancillary Agreements. The parties acknowledge that signal trafficking services at WFXL in Albany, Georgia and KXRM in Colorado Springs, Colorado are provided by Affiliates of Sellers.

ARTICLE 3

BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Sellers:

3.1           Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is (or if not required until Closing, as of Closing will be) qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

3.2           Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with their terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3           No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby and thereby do not conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority, or require the consent of any third party pursuant to any contract.

3.4           Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

3.5           Qualification. Subject to the proviso in the next succeeding sentence, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations; no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained;provided, however, that in order for Buyer to obtain the FCC Consent to acquire the FCC Licenses for both Stations WPBN (TV) in Traverse City, Michigan (the “Parent Station”) and WTOM (TV) in Cheboygan, Michigan (the “Satellite Station”), Buyer will be required to obtain the FCC’s approval for the continued operation of the Satellite Station as a so-called “satellite” of the Parent Station in accordance with FCC rules and policies. There are no matters related to Buyer which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Applications, other than as set forth in the proviso of the immediately preceding sentence.

3.6           Financing. Buyer has delivered to Parent (i) the signed commitment letter of Bank of America, N.A. and certain of its affiliates and Wachovia Bank, National Association and certain of its affiliates, pursuant to which they have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $275 million of debt financing in connection with the transactions contemplated hereby (the “Bank Commitment Letter”) and (ii) the signed commitment letter of Pilot Group LP, pursuant to which Pilot Group LP has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Buyer of at least $60 million (the “Equity Commitment Letter” and, together with the Bank Commitment Letter, the “Financing Commitments”). The Financing Commitments have not been amended and are in full force and effect as of the date of this Agreement. The funds in the amounts set forth in the Financing Commitments would be sufficient to enable Buyer to pay the Purchase Price specified in Section 1.6 and to pay all of the related fees and expenses, in each case as contemplated by the Financing Commitments.

ARTICLE 4

COVENANTS OF THE SELLERS

4.1           Conduct of the Business and the Station Assets. Between the date hereof and the Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Sellers shall:

(a)           operate the Stations in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders, including but not limited to compliance with all FCC deadlines relating to conversion to digital operations, timely pursuit of digital television (“DTV”) channel elections, and construction of full-power DTV facilities prior to the applicable Use-It-or-Lose-It Deadline consistent with the provisions of Section 4.6;

(b)           use commercially reasonable efforts to preserve the Business, including without limitation, the legal organization of each Seller, current business relationships with suppliers and customers, and goodwill;

(c)           not materially adversely modify, nor suffer the modification of, any of the FCC Licenses;

(d)           not, other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

(e)           not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Station Assets, except in the ordinary course of business consistent with past practice; provided that in no event shall Sellers, in connection with the Business, (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money; provided that prior to the Closing Date, Sellers may continue to grant a security interest in the Station Assets to The Retirement Systems of Alabama, which security interests will be released on or prior to the Closing;

(f)            upon reasonable notice, but only with Sellers’ written consent, give Buyer reasonable access during normal business hours to the Stations and the Station Assets and furnish Buyer with information relating to the Stations and the Station Assets that Buyer may reasonably request; provided that such access rights shall not be exercised in a manner that interferes with the operation of the Stations;

(g)           except in the ordinary course of business, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing, (ii) not increase the compensation payable to any employee of the Stations, except for bonuses and other compensation payable in accordance with Schedule 4.1(g) by Sellers in connection with the consummation of the transactions contemplated by this Agreement, or (iii) not amend or otherwise increase the benefits, rights, or features of any Employee Benefit Plan;

(h)           not directly or indirectly cause any reductions in staff without Buyer’s advance written consent, other than reductions in the ordinary course of business consistent with past practice, with immediate written notice to Buyer of any employment terminations, other than discharges for cause, voluntary departures or retirements;

(i)            not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts;

(j)            until the Closing, except as previously disclosed or as expressly contemplated by this Agreement or any supplemental agreement, none of Sellers will make any Tax elections, amend any Tax elections currently in effect, change or consent to any change in any method of accounting for any Tax purpose or file any Tax Return (including any amended return) on a basis that is not consistent with past practice, in each case without the prior written consent of Buyer, which consent may not be withheld unreasonably;

(k)           timely and diligently pursue available rights to signal retransmission by all cable and satellite MVPDs serving each Station’s DMA, including negotiation and conclusion of retransmission consent agreements on favorable terms, consistent with past practice and, if and to the extent applicable, prosecution and defense of must-carry rights; and

(l)            diligently prosecute all applications to the FCC, including license renewal applications and applications relating to the conversion to digital operations.

Notwithstanding the foregoing, no action occurring after the date hereof shall constitute a breach of this Section 4.1 (x) to the extent this Agreement specifically permits such action to be taken by Sellers prior to the Closing Date, (y) to the extent such action is taken at the request of Buyer or is consented to in advance by Buyer (and if Sellers requests such a consent, Buyer shall not unreasonably withhold such consent), or (z) to the extent such action is required by applicable law; provided that Sellers provide prompt notice to Buyer of any such required action.

4.2           Exclusivity. Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Sellers shall not, and shall take all action necessary to ensure that none of their Affiliates or any of their respective Representatives shall:

(a)           solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Station Assets, whether effected by sale of assets, sale of stock, merger or otherwise; or

(b)           participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

4.3           Non-Competition; Non-Solicitation.

(a)           For a period of three years following the Closing, Sellers shall not, and shall cause their Affiliates not to, (i) engage, directly or indirectly through any Person or contractual arrangement, in any television broadcasting business within the DMA of any of the Stations, other than through stations owned as of the date hereof by Parent or a direct or indirect wholly-owned subsidiary thereof in such DMAs, or (ii) directly or indirectly through any Person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Business; provided that if the FCC rules are amended to so permit, at any time after the first anniversary of the Closing Date, Parent may acquire one additional station in each of the Albany, Georgia DMA, the Columbia, South Carolina DMA, and/or the Toledo, Ohio DMA.

(b)           For a period of three years following the Closing with respect to the Stations in the Albany, Georgia DMA, the Columbia, South Carolina DMA, and the Toledo, Ohio DMA, and two (2) years following the Closing with respect to the Stations in any other DMA, Sellers shall not, and shall cause their Affiliates, Persons who are directly or indirectly managed, supervised or financed by Sellers or their Affiliates and Persons who act at the request of or otherwise to the benefit of Sellers or their Affiliates in connection with the recruitment, retention or hiring of any employees of the Business not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is an employee of the Business; provided that Sellers may hire any employee not listed on Schedule 5.6(c). The foregoing shall not prohibit (i) a general solicitation to the public by general advertising or similar methods of solicitation by search firms not specifically directed at any employee of the Business or (ii) Sellers or any of their Affiliates from soliciting, recruiting or hiring any employee of the Business who has ceased to be employed or retained by Buyer for at least 12 months.

(c)           Sellers acknowledge that the covenants of Sellers set forth in this Section 4.3 are an essential element of this Agreement and that any breach by Sellers of any provision of this Section 4.3 will result in irreparable injury to Buyer. Sellers acknowledge that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief. Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 4.3 are reasonable and proper to protect the legitimate interest of Buyer.

(d)           If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 4.3 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 4.3 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

4.4           Notification of Certain Matters. Sellers shall give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Sellers contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of Sellers or any Affiliate of Sellers to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements,  (v) any action pending or, to Sellers’ knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements, (vi) any material communications between the FCC and any Seller, and (vii) any material communications between any Seller and any other Person relating to environmental matters.

4.5           Further Assurances; Cooperation.

(a)           Sellers shall assist Buyer in obtaining the funds contemplated by the Financing Commitments, including, without limitation, by: (i) providing (A) audited consolidated financial statements of the Business which satisfy the requirements of Regulation S-X under the Securities Act of 1933 for the three fiscal years ending December 31, 2005 and (B) unaudited consolidated financial statements of the Business which satisfy the requirements of Regulation S-X under the Securities Act of 1933 for any quarterly periods ending after December 31, 2005 (including the corresponding period from the prior fiscal year), with all such quarterly periods subjected to review procedures characterized as Statement on Auditing Standards No. 100 procedures; provided that Sellers may satisfy their obligations under this clause (i) by providing consolidated financial statements for all of the Stations other than KGBT and stand alone financial statements for KGBT; and provided, further, that Buyer shall pay 50% of the documented out-of-

pocket costs incurred by Sellers in connection with providing audited financial statements of KGBT; (ii) providing and assisting in the preparation of any required pro forma financial statements or information relating to the Business; (iii) preparing customary management’s discussion and analysis of financial condition and results of operations disclosure for the Business for the periods referred to in clause (i); (iv) facilitating customary due diligence and arranging for members of Sellers’ management to meet with prospective lenders, underwriters or initial purchasers, as the case may be, in customary presentations or to participate in customary road shows, in each case upon Buyer’s request with reasonable prior notice and at Buyer’s sole cost and expense; (v) causing Sellers’ accountants to provide customary assistance, including, without limitation, in the event of a public offering or an offering in accordance with Rule 144A under the Securities Act of 1933 of debt or equity securities of Buyer or its Affiliates, causing Sellers’ accountants to deliver to Buyer and its Affiliates and the underwriters or initial purchasers in any such offering a letter covering such matters as are reasonably requested by Buyer or its Affiliates or such underwriters or Initial Purchasers, as the case may be, and as are customarily addressed in accountants’ “comfort letters,” and to provide their consent to the references to them as experts and the inclusion in any applicable filings of their auditor’s reports; provided that Buyer shall pay 100% of the documented out-of-pocket costs incurred by Sellers in connection with the delivery of such “comfort letters”; and (vi) providing Buyer and its Affiliates and their auditors access to the books and records of the Business and the Stations for fiscal years 2001 and 2002.

(b)           Sellers agree to use commercially reasonable efforts to coordinate with and assist Buyer in (i) negotiations to secure CW network affiliations for WSTQ and KXTU, (ii) negotiation of a Nielsen agreement for the Stations, (iii) obtaining the assignment of, or replacing, the Master Agreement, dated as of September 15, 1997, between Harrington, Righter & Parsons, Inc. and Raycom Media, Inc ., as amended, and the Telerep Master Agreement, dated as of September 15, 1997, between Telerep Incorporated and Raycom Media Inc., as amended.

(c)           With respect to any Station Software containing restrictions regarding transfer thereof to Buyer, Sellers shall use their best efforts to complete the transfer or assignment of any such Station Software to Buyer prior to the Closing Date.

(d)           Upon Buyer’s request and at Buyer’s expense, Sellers will provide unemployment tax returns for each Station.

(e)           Sellers shall use their best efforts to enter into written agreements, on substantially the same terms as those currently in effect, with respect to the oral lease agreements set forth on Schedule 2.8(c).

4.6           Digital Build-Out. Sellers shall use their best efforts to complete the digital build-out of WFXL as required by the FCC on or prior to the July 1, 2006 deadline with respect thereto; provided that to the extent such build-out is not completed on or prior to the Closing Date, Sellers shall promptly reimburse Buyer for all costs incurred by Buyer in connection with completing such build-out. Notwithstanding the foregoing, Sellers’ maximum payment obligation with respect to the digital build-out of WFXL shall not exceed $700,000 in the aggregate, including $170,541.75 which has been expended by Sellers in connection therewith prior to the date of this Agreement.

4.7           Title Insurance; Surveys and Lien Search.

(a)           With respect to the Real Property, Sellers shall cooperate with Buyer to enable Buyer to obtain at its own expense within sixty (60) days of the date of this Agreement:  (i) preliminary reports on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary reports shall contain a commitment (the “Title Commitment”)of the Title Company to issue one or more (as appropriate) owner’s or lessee’s title insurance policies on ALTA Owners or Lessees Policy (and corresponding mortgagee’s) policies (each, a “Title Policy”) insuring the fee simple or leasehold interest of Buyer in such parcels of Real Property; and (ii) copies of all documents, filings and information disclosed in the Title Commitment. It shall be a condition to Buyer’s obligations to be performed on the Closing Date that the Title Commitment shall not be subject to any Liens other than (x) Liens that will be released at Closing, (y) Permitted Liens or (z) the Real Property Leases. The issuance of such Title Commitment by the Title Company at ordinary rates for the title policy exclusive of any endorsements, subject only to (x) Liens that will be released at Closing, (y) Permitted Liens or (z) the Real Property Leases, shall satisfy the condition set forth in the preceding sentence. All standard exceptions which can be deleted by the use of owner’s or Sellers’ affidavits are to be deleted from the Title Commitment and Title Policies, and Sellers shall cooperate with Buyer in executing and delivering such instruments to the Title Company. The parties understand and agree that the procedures outlined in the first sentence of this Section 4.7(a) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

(b)           Prior to the Closing, Sellers shall deliver to Buyer or the Title Company a certificate of no change, or such other information as the Title Company may reasonably require in order to remove the survey exception as it pertains to the Real Property. Sellers have provided Buyer with the surveys described on Schedule 2.7(b), which constitute all of the surveys relating to the Real Property in their possession.

4.8           Audited Financial Statements. Sellers shall deliver to Buyer, on or prior to May 15, 2006, (a) the audited consolidated balance sheets of the Business (excluding KGBT) as at December 31, 2003, 2004 and 2005, and the related audited consolidated statements of results of operations and cash flows of the Business for the years ended December 31, 2003, 2004 and 2005, together with all related notes and schedules thereto, accompanied by the reports thereon of Sellers’ independent auditors, and (b) the audited consolidated balance sheets of KGBT as at December 31, 2003, 2004 and 2005, and the related audited consolidated statements of results of operations and cash flows of KGBT for the years ended December 31, 2003, 2004 and 2005, together with all related notes and schedules thereto, accompanied by the reports thereon of Sellers’ independent auditors (collectively, the “Audited Financial Statements”).

ARTICLE 5

JOINT COVENANTS

Buyer and Sellers hereby covenant and agree as follows:

5.1           Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement; provided, however, that a party hereto (or any of its Affiliates) shall have the right to make such disclosure to the extent required by any applicable law or rule of the relevant U.S. securities association or stock exchange if such party both (a) limits the disclosure to the minimum that such party determines, based on written advice of its securities law counsel, is required by such applicable law or rule, unless the other party agrees in writing to a greater level of disclosure, and (b) provides to the other party hereto the content of the proposed disclosure, the reasons such disclosure is required by such applicable law or rule, and the time and place the disclosure will be made, in each case as far in advance of the disclosure as practicable.

5.2           Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of Sellers as the holder of the FCC Licenses.

5.3           Risk of Loss.

(a)           Sellers shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Closing, and Buyer shall bear the risk of any such loss or damage thereafter. If after the date hereof and prior to the Closing any item of material Tangible Personal Property is damaged or destroyed in any material respect, then Sellers shall promptly repair any such damage or destruction prior to the Closing. Notwithstanding the foregoing, in the event that the aggregate cost of such repairs exceeds $1,000,000, (i) Sellers shall be required to spend at least $1,000,000 in making such repairs, and (ii) with respect to any costs in excess of $1,000,000 (“Excess Costs”), Seller may elect (A) to complete all repairs and incur all such Excess Costs and shall deliver notice of such commitment (an “Excess Cost Assumption Notice”) to Buyer or (B) not to incur such Excess Costs and shall deliver written notice of such election (an “Excess Cost Refusal Notice”) to Buyer. Sellers shall deliver either an Excess Cost Assumption Notice or an Excess Cost Refusal Notice within twenty (20) business days after the occurrence of any damage or destruction requiring repairs with an aggregate cost in excess of $1,000,000. In the event Sellers deliver an Excess Cost Refusal Notice to Buyer, Buyer may, in its sole discretion either (x) terminate the Agreement pursuant to Section 10.1(d) or (y) elect to waive this covenant and assume responsibility for any such Excess Costs. In the event that Buyer delivers notice to Sellers that it will assume responsibility for any Excess Costs, promptly after the later to occur of the Closing Date and the date on which Sellers receive such proceeds, Sellers shall deliver to Buyer any insurance proceeds in excess of $1,000,000 received by Sellers relating to such damage or destruction.

(b)           Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing any Main Station is off the air or is operating with a material reduction in coverage, then Closing shall be postponed until the date five (5) business days after such Station returns to the air and, if applicable, such coverage is substantially corrected, subject to Section 10.1.

5.4           Environmental.

Sellers shall cooperate with Buyer and its employees, agents and consultants in connection with any Phase I environmental assessments that Buyer, in its reasonable discretion, requires to be performed on any Real Property. With respect to any Phase II environmental assessment (a “Phase II”) requested by Buyer, Sellers may (i) consent to the performance of such Phase II, which consent shall not be unreasonably withheld, delayed or conditioned, or (ii) deny consent to the performance of such Phase II, provided that Sellers have delivered notice (a “Phase II Denial Notice”) to Buyer that they will prohibit such Phase II pursuant to clause (ii) within five (5) days of the initial request from Buyer that such Phase II be performed.

5.5           Consents.

(a)           Sellers shall obtain, with the assistance of Buyer, as reasonably requested by Sellers, (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment, if any, but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (as defined herein). Receipt of (i) consent to assign to Buyer (A) each Station’s network affiliation agreement, tower and transmitter site leases and facilities leases, (B) all retransmission consent agreements with respect to the Business and (C) each other Material Contract that requires consent and (ii) consent from each third party to a Shared Contract to the apportionment of such Shared Contract as contemplated by this Agreement, in each case are conditions precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).

(b)           To the extent that any Station Contract (other than an Excluded Station Contract) may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, that with respect to each such Station Contract, Sellers and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Sellers’ obligations arising under the Station Contract from and after Closing in accordance with its terms. Nothing in this Section 5.5(b) shall affect Buyer’s closing condition set forth in Section 7.7 of this Agreement in the event that any Required Consent is not obtained.

5.6           Employees.

(a)           For a period of three (3) years from the date of this Agreement with respect to employees of Sellers employed at Sellers’ retained television stations in the Albany, Georgia DMA, the Columbia, South Carolina DMA, and the Toledo, Ohio DMA, and two (2) years from the date of this Agreement with respect to all other employees of Sellers or Sellers’ Affiliates’ employed at Sellers’ or Sellers’ Affiliates’ retained television stations, Buyer shall not, without the prior written consent of Sellers, solicit for employment, induce or attempt to induce to leave Sellers’ or an Affiliate of Sellers’ employ, or hire any employees of Sellers or their Affiliates staffed in Sellers’ headquarters or at any other television station owned by any Sellers or their Affiliates (other than general solicitations not directed solely to any such employees).

(b)           Employees who are shared by the Stations and any other television station owned by Sellers shall be allocated as set forth on Schedule 5.6(b). With respect to such shared employees, the terms of this Section 5.6 shall apply only to those who are allocated to Buyer pursuant to Schedule 1.3, and Buyer shall not solicit for employment those who are not allocated to Buyer (other than general solicitations not directed solely to any such employees).

(c)           Buyer intends to offer employment to all employees of Sellers employed in the Business other than as set forth on Schedule 5.6(c), which number of employees shall be sufficient so as to avoid the occurrence of a “plant closing” or “mass layoff” as defined by the WARN Act. With respect to each such employee who accepts such offer (collectively, the “Hired Employees”), at the Closing, employment with Sellers shall terminate and employment with Buyer shall commence. Nothing in this agreement shall be interpreted or construed to confer upon the Hired Employees any right with respect to continuance of employment by Buyer, nor shall this Agreement interfere in any way with Buyer’s right to terminate any employee’s employment at any time after the Closing Date.

(d)           With respect to Hired Employees, Sellers shall be responsible for all liabilities arising under, resulting from or relating to the Employee Plans or Sellers’ employment of or termination of such Hired Employees, including without limitation any severance-related expenses and stay-put arrangements or other similar bonuses, including without limitation, those disclosed on Schedule 4.1(g), whether incurred before, on or as a result of the Closing. With respect to each employee of Sellers who does not become a Hired Employee, Sellers shall be responsible for all liabilities arising under, resulting from or relating to the Employee Plans or Sellers’ employment of or termination of such employees, including without limitation any severance-related expenses, whether incurred before, on or after the Closing. With respect to each Hired Employee, Buyer shall be responsible for all compensation and benefits arising after the Closing; provided, however, that Buyer shall not be responsible for any liabilities arising under, resulting from or relating to the Employee Plans or any stay-put arrangements or other similar bonuses, including without limitation, those disclosed on Schedule 4.1(g), including without limitation any severance-related benefits for Sellers’ employees who do not become Hired Employees. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Hired Employee for all unused vacation accrued as of the Closing as an employee of any Seller only with respect to calendar year 2006 and unused prior to the Closing Date, and Buyer shall assume and discharge such Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).

(e)           Buyer shall permit Hired Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon the Closing (and without exclusion from coverage on account of any pre-existing condition), (i) with service with Sellers deemed service with Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service (but not accruals under defined benefit pension plans), and (ii) with credit toward deductibles and copays made under Sellers’ medical and dental plans credited toward deductibles and copays under Buyer’s plans in the plan year in which such Hired Employees become employees of Buyer.

(f)            Buyer shall also permit each Hired Employee who participates in Sellers’ 401(k) plan to elect to make direct rollovers of their account balances into Buyer’s 401(k) plan after the Closing, including without limitation the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan. Notwithstanding the foregoing, nothing in this Agreement shall interfere in any way with Buyer’s right to amend, terminate or otherwise discontinue any or all employee benefit plans, practices or policies of Buyer from time to time.

(g)           Sellers shall be responsible for complying with the requirements of COBRA with respect to individuals who become qualified beneficiaries due to a qualifying event that occurs as of or prior to the Closing and do not become Hired Employees. Buyer shall be responsible for complying with the requirements of COBRA with respect to all Hired Employees. For purposes of this paragraph, “COBRA” means Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA, and “qualified beneficiary” and “qualifying event” have the meaning given such terms under COBRA.

5.7           Accounting Services. During the first thirty(30) business days after the Closing, Buyer shall provide to Sellers at no additional cost the services of the Stations’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Stations for the period prior to the Closing and of facilitating the distribution of any compensation to the Stations’ employees, all in accordance with the procedures and practices applied by the business offices for periods prior to the Closing.

5.8           1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Sellers may assign their rights under this Agreement (in whole or in part) to a “qualified intermediary” under Section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Sellers of their obligations under this Agreement) and any such qualified intermediary may reassign to Sellers. If Sellers give notice of such assignment, Buyer shall provide Sellers with a written acknowledgment of such notice prior to the Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at the Closing and otherwise, at Sellers’ expense, reasonably cooperate therewith.

5.9           Retention of and Access to Records. Sellers may retain a copy of all data books and records relating to the operations of the Stations that constitute Station Assets. After the

Closing Date, Buyer will retain those records delivered to Buyer (including without limitation, all data room materials) and will not destroy such records without the written consent of Sellers prior to the third anniversary of the Closing Date. Buyer also will provide Sellers and its representatives reasonable access thereto, during normal business hours and on reasonable prior written notice.

5.10         Sellers Marks.

(a)           Buyer shall not have any right, title, interest, license or any other right whatsoever to use the words “Raycom” or “Liberty” or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cease using Seller Marks in any manner, directly or indirectly, except for such uses that cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of Seller Marks as promptly as possible after the Closing Date and in any event within ninety (90) days following the Closing Date, (b) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by it, and (c) use commercially reasonable efforts to cause any third parties using or licensing such Seller Marks on behalf of, or with the consent of Buyer, to remove, strike over, or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties.

5.11         Tax Matters.

(a)           After the Closing Date, Buyer shall control any federal, state, local or foreign Tax audits, assessments, contests or other proceedings relating to Tax Returns and Taxes (other than any income Tax Returns and income Taxes) with respect to the Station Assets or the Business. Any refund shall be for the benefit of Buyer, except that Buyer shall turn over such refund to Sellers to the extent that such refund relates to a period prior to the Closing Date and Sellers have previously disclosed in Schedule 5.11(a) the claim for the refund.

(b)           Each Seller shall be liable for and shall indemnify, defend and hold Buyer harmless from and against all Taxes with respect to the Station Assets or the Business for any period that ends on or before the Closing Date or, with respect to a taxable period that includes but does not end on the Closing Date, for any portion of such period ending on the Closing Date, except to the extent such Taxes have been taken into account in determining the Purchase Price or the Adjustment Amount. The obligations to indemnify, defend and hold harmless pursuant to this Section 5.12(c) shall not terminate and shall not be subject to the limitations in Section 9.2(b).

5.12         Toledo Collective Bargaining Agreement. The collective bargaining agreement between Sellers and the International Brotherhood of Electrical Workers (“IBEW”) at WNWO expired on November 30, 2005 and the parties presently are engaged in negotiations over the terms of a replacement collective bargaining agreement. Sellers hereby agree to use their reasonable best efforts to (i) consult and coordinate with Buyer regarding the negotiations between Sellers and the IBEW, (ii) afford Buyer the opportunity to suggest and negotiate specific provisions of the collective bargaining agreement, and (iii) provide Buyer with all information regarding the negotiations and all correspondence and other communications between Sellers and the IBEW. Sellers acknowledge and agree that they shall not enter into a collective bargaining agreement with the IBEW concerning terms and conditions of employment at WNWO, without the written consent of Buyer, not to be unreasonably withheld or delayed.

5.13         Future Network Affiliations. It is anticipated by the parties hereto that the network affiliation agreements relating to KXTU and WSTQ currently in effect with UPN will be terminated by UPN. Sellers hereby agree (i) to use their reasonable best efforts to consult and coordinate with Buyer with respect to negotiations regarding affiliation of such Stations with the CW network or with any other network after consultation with Buyer, (ii) to consummate network affiliation agreements with any such networks on terms acceptable to Buyer, and (iii) to provide Buyer with all information regarding the negotiations and all correspondence and other communications between Sellers and any network regarding the network affiliations of such Stations. Sellers shall not enter into a network affiliation agreement with respect to any of such Stations without the consent of Buyer.

5.14         ESG Contract. Sellers shall use their best efforts to (i) cause ESG to release the Stations from the ESG Contract effective on or prior to the Closing Date and (ii) in the event that Sellers are unsuccessful in obtaining such release, to cause ESG to agree to as shortened a term (the “Renegotiated Term”) with respect to the Stations as possible. Buyer will assist Sellers in their negotiations with ESG relating to the Stations. In the event that the Renegotiated Term extends for eighteen (18) months or less after the Closing Date, Buyer agrees to reimburse Sellers for one hundred percent (100%) of the monthly fees payable to ESG under the ESG Contract during the Renegotiated Term. In the event that the Renegotiated Term extends beyond eighteen (18) months after the Closing Date (but in no event later than the termination date for the ESG Contract in effect as of the date hereof), Buyer agrees (x) to reimburse Sellers for one hundred percent (100%) of the monthly fees payable to ESG for the first eighteen (18) months after the Closing Date and (y) to reimburse Sellers for 50% of the remaining monthly fees during the Renegotiated Term.

ARTICLE 6

SELLERS CLOSING CONDITIONS

The obligation of Sellers to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Sellers):

6.1           Representations and Covenants.

(a)           Each of the representations and warranties made by Buyer in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)           The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.

(c)           Sellers shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

6.2           Proceedings. Neither Sellers nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

6.3           FCC Authorization. The FCC Consent shall have been obtained.

6.4           Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

6.5           DoJ Approval. The DoJ Approval shall have been obtained.

6.6           Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.

ARTICLE 7

BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1           Representations and Covenants.

(a)           Each of the representations and warranties made by Sellers in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)           The covenants and agreements to be complied with and performed by Sellers at or prior to Closing shall have been complied with or performed in all material respects.

(c)           Buyer shall have received a certificate dated as of the Closing Date from Sellers executed by an authorized officer of Sellers to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2           Proceedings. Neither Sellers nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, nor shall any proceeding seeking to restrain or prohibit the consummation of the transactions contemplated hereby be pending or threatened.

7.3           FCC Authorization. The FCC Consent shall have been obtained and shall have become a “Final Order.”

7.4           Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

7.5           DoJ Approval. The DoJ Approval shall have been obtained.

7.6           Deliveries. Sellers shall have complied with their obligations set forth in Section 8.1.

7.7           Consents. The Required Consents shall have been obtained.

7.8           Material Adverse Change. Since December 31, 2005, no event, circumstance or change shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.9           Adjusted BCF. Sellers shall have delivered to Buyer a calculation of the Adjusted BCF for the twelve month period ending on the last day of the calendar month immediately preceding the month in which the Closing is to occur, which calculation shall be certified by the Chief Financial Officer of Parent.

ARTICLE 8

CLOSING DELIVERIES

8.1           Sellers Documents. At Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i)            good standing certificates issued by the Secretary of State of each Seller’s jurisdiction of formation;

(ii)           certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including without limitation the consummation of the transactions contemplated hereby;

(iii)          certified copies of the organizational documents of each Seller and an incumbency certificate with respect to each Person executing this Agreement or any Ancillary Agreement on behalf of any Seller;

(iv)          the certificate described in Section 7.1(c);

(v)           an assignment of FCC authorizations assigning the FCC Licenses from Sellers to Buyer;

(vi)          an assignment and assumption of contracts assigning the Station Contracts (other than the Excluded Station Contracts) from Sellers to Buyer (the “Assignment and Assumption Agreement”);

(vii)         an assignment and assumption of leases assigning the Real Property Leases (if any) from Sellers to Buyer (the “Assignment and Assumption of Leases”);

(viii)        general warranty deeds conveying the Owned Real Property (if any) from Sellers to Buyer;

(ix)           an assignment of marks assigning the registered Marks listed on Schedule 2.11(a) (if any) from Sellers to Buyer;

(x)            domain name transfers assigning the Stations’ domain names (if any) from Sellers to Buyer;

(xi)           endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Sellers to Buyer;

(xii)          a bill of sale conveying the other Station Assets from Sellers to Buyer;

(xiii)         a mutually acceptable Transition Services Agreement, with a term of at least one year, pursuant to which the Sellers shall provide (A) comprehensive general trafficking services for the Stations that are affiliates of FOX, (B) trafficking services with respect to “The Tube” for all Stations other than KGBT and (C) trafficking services with respect to NBC WeatherPlus for the Stations that are affiliates of NBC, in each case on terms at least as favorable as the terms generally in effect as of the date hereof with respect to the delivery of such services by Sellers or their Affiliates (the “Transition Services Agreement”);

(xiv)        an affidavit of non-foreign status of Sellers that complies with Section 1445 of the Code;

(xv)         an opinion of counsel, substantially in form attached hereto as Exhibit A, with respect to certain regulatory matters, provided that Buyer will reimburse Sellers for the reasonable cost of such opinion;

(xvi)        the deliveries required by Sellers pursuant to Section 4.7(b) hereof; and

(xvii)       any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Sellers to Buyer, free and clear of Liens, except for Permitted Liens.

8.2           Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Sellers:

(i)            a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(ii)           certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including without limitation the consummation of the transactions contemplated hereby;

(iii)          certified copies of the organizational documents of Buyer and an incumbency certificate with respect to each Person executing this Agreement or any Ancillary Agreement on behalf of Buyer;

(iv)          the certificate described in Section 6.1(c);

(v)           the Assignment and Assumption Agreement;

(vi)          the Assignment and Assumption of Leases;

(vii)         the Transition Services Agreement; and

(viii)        such other documents and instruments of assumption that may be reasonably necessary to assume the Assumed Obligations.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1           Survival; Knowledge. The representations and warranties in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive Closing for a period of fifteen (15) months from the Closing Date whereupon they shall expire and be of no further force or effect, provided however that:

(a)           the representations and warranties set forth in Sections 2.1 and 3.1 relating to organization and existence, Sections 2.2 and 3.2 relating to authority, Section 2.20 relating to the Station Assets and Section 2.24 relating to broker’s fees (Sections 2.1, 2.2, 2.20, 2.24, 3.1 and 3.2 are collectively referred to herein as the “Core Representations“), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).;

(b)           the representations and warranties set forth in Section 2.5 relating to taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and

(c)           the representations and warranties set forth in Section 2.10 relating to environmental matters shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

None of Sellers or Buyer shall have any liability whatsoever with respect to any such representations and warranties except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The covenants in this Agreement, including covenants to have be complied with on or prior to Closing, shall survive Closing until performed.

9.2           Indemnification.

(a)           Subject to Section 9.2(b), from and after Closing, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates, and the officers, directors, shareholders, agents and employees of the foregoing (the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities and expenses, including without limitation reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer resulting from:

(i)            any breach by Sellers of their representations and warranties made under this Agreement, or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect, knowledge or subsequent supplements or updates to the Disclosure Schedules); or

(ii)           any default by Sellers in the performance of any covenant or agreement made under this Agreement;

(iii)          any claims relating to or arising from the operation of the Business and the Station Assets prior to the Closing;

(iv)          any violation by Sellers of any provisions of applicable bulk-sales, bulk transfer or similar laws of any jurisdiction that may be applicable to the transactions contemplated hereunder; or

(v)           the Excluded Assets and the Retained Obligations.

(b)           Notwithstanding the foregoing or anything else herein to the contrary, after Closing, Sellers (in such capacity, the “Seller Indemnifying Parties”) shall have no liability to the Buyer Indemnified Parties under Section 9.2(a)(i) and Buyer (in such capacity, the “Buyer Indemnifying Party”) shall have no liability to the Seller Indemnified Parties under Section 9.2(c)(i) unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Buyer Indemnifying Party or the Seller Indemnifying Parties (each an “Indemnifying Party”), as the case may be, equals or exceeds $250,000 (the “Threshold Amount”), in which case the Indemnifying Party shall be liable for the full amount of such Damages in excess thereof. The Threshold Amount shall not apply to Damages arising out of or relating to the untruth or breach of any representation or warranty made in any Core Representation, the representations and warranties set forth in Section 2.5, or to any representation or warranty in the event of fraud, intentional misrepresentation or intentional breach. The maximum liability of an Indemnifying Party under clause (i) of Section 9.2(a) or clause (i) of Section 9.2(c), as the case may be, shall be an amount equal to 20% of the Purchase Price; provided that no such limitations shall apply to breaches of the representations and warranties set forth in Sections 9.1(a) and (b).

(c)           Subject to Section 9.2(b), from and after Closing, Buyer shall defend, indemnify and hold harmless Sellers, their Affiliates, and the officers, directors, shareholders, agents and employees of the foregoing (the “Seller Indemnified Parties”) from and against any and all Damages incurred by Sellers or resulting from:

(i)            any breach by Buyer of its representations and warranties made under this Agreement; or

(ii)           any default by Buyer in the performance of any covenant or agreement made under this Agreement; or

(iii)          the Assumed Obligations; or

(iv)          the business or operation of the Stations after the Closing.

9.3           Procedures.

(a)           The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.

(b)           The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner (to be no less than thirty (30) days), the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c)           Anything herein to the contrary notwithstanding:

(i)            the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)           the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

(iii)          in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

(d)           All Damages recoverable by a Party hereunder shall be net of insurance proceeds actually received and any amounts such indemnified party recovers from third parties. The amount of any Damages shall be reduced by any net tax savings realized by the indemnified party determined in its sole discretion, arising from the occurrence or payment of any such Damages in the taxable year in which such Damages are incurred. In computing the amount of any such tax benefit, the indemnified party shall be deemed to recognize all other income, gain, loss, deduction, or credit before recognizing any item arising from the incurrence or payment of any indemnified Damages.

(e)           Notwithstanding any other provision in this Agreement to the contrary, from and after the Closing, neither Sellers, on the one hand, nor Buyer, on the other, shall be required to indemnify, hold harmless or otherwise compensate the other, for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, consequential, incidental, special, exemplary, punitive or indirect damages, interference with business operations or diminution in value. For all purposes of this Agreement, the term “Damages” shall be deemed to exclude any such non-reimbursable damages.

(f)            Upon any payment of Damages to an indemnified party, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to the Damages to which such indemnification relates; provided, however, that the indemnifying party will only be subrogated to the extent of any amount paid by it pursuant to this Agreement in connection with such Damages.

(g)           Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for all income Tax purposes.

9.4           Exclusive Remedy. Except with respect to fraud, from and after the Closing, the right to indemnification and the other rights under this Article 9 and the rights under Section 10.4 shall constitute the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement, any agreement or document executed and delivered pursuant to this Agreement, or the transactions contemplated by this Agreement. In furtherance of the foregoing, from and after the Closing, to the fullest extent permitted by law, (i) Buyer hereby waives and releases Sellers from, and covenants not to sue or institute legal proceedings with respect to, and shall cause any of the Buyer Indemnified Parties to waive and release Sellers from, and to covenant not to sue or institute legal proceedings with respect to, any and all rights, claims and causes of action that it or they may have against any of Sellers in connection with such transactions, except those arising under this Article 9 and under Section 10.4 hereof, and (ii) Sellers hereby waive and release Buyer from, and covenant not to sue or institute legal proceedings with respect to, and shall cause any of the Seller Indemnified Parties to waive and release Buyer from, and to covenant not to sue or institute legal proceedings with respect to, any and all rights, claims and causes of action that it or they may have against Buyer in connection with such transactions, except those arising under this Article 9 and under Section 10.4 hereof.

ARTICLE 10

TERMINATION AND REMEDIES

10.1         Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a)           by mutual written consent of Buyer and Sellers;

(b)           by written notice of Buyer to Sellers if Sellers breach their representations or warranties or default in the performance of their covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (as defined herein);

(c)           by written notice of Sellers to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to pay the Purchase Price at Closing;

(d)           by Buyer, in the event that Sellers have timely delivered an Excess Cost Refusal Notice or failed to timely deliver an Excess Cost Commitment Notice pursuant to Section 5.3 ;

(e)           by Sellers, at their option, at any time after receipt of definitive notice from the Justice Department that, with reference to the DoJ Agreement, it will not approve the transfer of the Stations to Buyer in any material respect as contemplated hereby;

(f)            by either Buyer or Sellers, upon written notice to the other, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

(g)           by Buyer if Sellers deliver a Phase II Denial Notice pursuant to Section 5.4;

(h)           by Buyer, if (i) Sellers fail to timely deliver the Audited Financial Statements as required by Section 4.8, or (ii) if the BCF for the year ended December 31, 2005 (calculated on a consolidated basis based on the information contained in the Audited Financial Statements) is less than $20,650,000; or

(i)            by written notice of Sellers to Buyer or Buyer to Sellers if the Closing does not occur by December  31, 2006.

In the event Buyer terminates this Agreement pursuant to Section 10.1(g), within five (5) business days of receipt of a termination notice from Buyer, Sellers shall reimburse Buyer for all legal fees incurred by Buyer in connection with the proposed acquisition of the Business and the Station Assets. In the event Buyer terminates this Agreement pursuant to Section 10.1(h), within five (5) business days of receipt of a termination notice from Buyer, Sellers shall reimburse Buyer for all fees and expenses incurred by Buyer in connection with the proposed acquisition of the Business and the Station Assets.

10.2         Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Sellers receives from the other written notice of breach or default hereunder and continuing until twenty (20) calendar days.

10.3         Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 10.4 (Specific Performance), 5.1 (Confidentiality) 11.1 (Expenses), and 11.9 (Governing Law; Jurisdiction) shall survive any termination of this Agreement.

10.4         Specific Performance. In the event of a failure or a threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1         Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid by the party upon whom the applicable governmental authority imposes the fee or charge (or shall be shared equally if not imposed upon either party). Except for HSR filing fees, which shall be borne by Buyer, all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement shall be borne 50% by Sellers and 50% by Buyer. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

11.2         Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

11.3         Assignment. Except as provided by Section 5.8, neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder (as an entirety or with respect to one or more of the Stations) to one or more Affiliates without the prior consent of, but upon notice given to, Sellers.

11.4         Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Sellers:	Raycom Media, Inc.
RSA Tower, 20th Floor
201 Monroe Street
Montgomery, Alabama 36104
Attention: Paul H. McTear, Jr.
Fax: (334) 223-5550

with a copy
(which shall
not constitute
notice) to:	Belmoro Corporate Advisors, LLC
2131 Ayrsley Town Blvd, Suite 300
Charlotte, North Carolina 28273
Attention: Thomas B. Henson
Fax: (704) 643-4482

if to Buyer:	Barrington Broadcasting Corporation
c/o Pilot Group GP LLC
745 Fifth Avenue, 24th Floor
New York, NY 10151
Attention: Paul M. McNicol
Facsimile: (212) 486-2896

with a copy
(which shall
not constitute
notice) to:	Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, New York 10022
Attention: Jeffrey J. Pellegrino
Facsimile: (212) 319-4090

11.5         Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

11.6         Entire Agreement. This Agreement (including without limitation the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the Confidentiality Agreement, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Sellers make no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Stations’ revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Stations, and expressly disclaims any warranty of merchantability or fitness for a particular purpose.

11.7         Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.8         No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

11.9         Governing Law; Jurisdiction. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.4 shall be deemed effective service of process on such party.

11.10       Waiver of Compliance; Consents. The rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing and signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

11.11       Neutral Construction. Buyer and Sellers agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Sellers, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.12       Cooperation. After Closing, Buyer shall use commercially reasonable efforts to cooperate with Sellers and Sellers shall use commercially reasonable efforts to cooperate with Buyer in the investigation, defense or prosecution of any action which is pending or threatened against Sellers or their Affiliates, or Buyer or its Affiliates, as the case may be, with respect to the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer and Sellers shall make available their employees to give depositions or testimony and shall furnish all documentary or other evidence that Sellers, or Buyer, as the case may be, may reasonably request. Sellers shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations at the request of Sellers under this Section 11.12. Buyer shall reimburse Sellers for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of their obligations at the request of Buyer under this Section 11.12.

11.13       Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:

BARRINGTON BROADCASTING CORPORATION

By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President

SELLERS:

RAYCOM MEDIA, INC.
RAYCOM TV BROADCASTING, INC.
COSMOS BROADCASTING CORPORATION
LIBCO, INC.

By:	/s/ Paul McTear
Name: Paul McTear
Title: President

RAYCOM HOLDINGS LLC
KTVO LLC
KTVO LICENSE SUBSIDIARY LLC
KXRM/KXTU, LLC
KXRM/KXTU LICENSE SUBSIDIARY LLC
WACH LLC
WACH LICENSE SUBSIDIARY LLC
WSTM, LLC
WSTM LICENSE SUBSIDIARY LLC
WFXL, LLC
WFXL LICENSE SUBSIDIARY, LLC
WPBN/WTOM, LLC
WPBN/WTOM LICENSE SUBSIDIARY, LLC
WLUC, LLC
WLUC LICENSE SUBSIDIARY, LLC
WNWO, LLC
WNWO LICENSE SUBSIDIARY, LLC

By:	/s/ Paul McTear
Name: Paul McTear
Title: Manager

SCHEDULE I

SELLERS OTHER THAN PARENT

Raycom TV Broadcasting, Inc., a Delaware corporation (“RTVB”)

Raycom Holdings LLC, a Delaware limited liability company (“RHLLC”)

KTVO LLC, a Delaware limited liability company

KTVO License Subsidiary LLC, a Delaware limited liability company

KXRM/KXTU, LLC, a Delaware limited liability company

KXRM/KXTU License Subsidiary, LLC, a Delaware limited liability company

WACH LLC, a Delaware limited liability company

WACH License Subsidiary LLC, a Delaware limited liability company

WSTM, LLC, a Delaware limited liability company

WSTM License Subsidiary, LLC, a Delaware limited liability company

WFXL, LLC, a Delaware limited liability company

WFXL License Subsidiary, LLC, a Delaware limited liability company

WPBN/WTOM, LLC, a Delaware limited liability company

WPBN/WTOM License Subsidiary, LLC, a Delaware limited liability company

WLUC, LLC, a Delaware limited liability company

WLUC License Subsidiary, LLC, a Delaware limited liability company

WNWO, LLC, a Delaware limited liability company

WNWO License Subsidiary, LLC, a Delaware limited liability company

Cosmos Broadcasting Corporation, a South Carolina corporation

LibCo, Inc., a Nevada corporation

SCHEDULE II

DEFINITIONS

“Adjusted BCF” means, for any period, the consolidated net income (or net deficit) of the Business (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in the financial statements for such period, plus

(i) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases charged, accrued or otherwise allocated against such net income, plus

(ii) net expenses for income taxes (whether paid, accrued or deferred) charged, accrued or otherwise allocated against such net income, plus

(iii) depreciation, charged, accrued or otherwise allocated against such net income, plus

(iv) amortization (including without limitation, amortization of programming agreements determined in accordance with GAAP) charged, accrued or otherwise allocated against such net income, plus

(v) other non-cash expenses (excluding provisions for uncollectible accounts) determined in accordance with GAAP charged, accrued or otherwise allocated against such net income, minus

(vi) trade revenue included in such net income, plus

(vii) trade expenses charged, accrued or otherwise allocated against such net income, minus

(viii) gain recorded from asset sales and dispositions included in such net income, plus

(ix) loss recorded from asset sales and dispositions charged, accrued or otherwise allocated against such net income, plus

(x) management overhead of Sellers allocated to the Business consistent with past practice charged, accrued or otherwise allocated against such net income, minus

(xi) payments under programming agreements, whether or not charged, accrued or otherwise allocated against such net income, minus

(xii) network compensation revenue included in such net income.

“Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“BCF” means, for any period, the consolidated net income (or net deficit) of the Business (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in the financial statements for such period, plus

(i) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases charged, accrued or otherwise allocated against such net income, plus

(ii) net expenses for income taxes (whether paid, accrued or deferred) charged, accrued or otherwise allocated against such net income, plus

(iii) depreciation, charged, accrued or otherwise allocated against such net income, plus

(iv) amortization (including without limitation, amortization of programming agreements determined in accordance with GAAP) charged, accrued or otherwise allocated against such net income, plus

(v) other non-cash expenses (excluding provisions for uncollectible accounts) determined in accordance with GAAP charged, accrued or otherwise allocated against such net income, minus

(vi) trade revenue included in such net income, plus

(vii) trade expenses charged, accrued or otherwise allocated against such net income, minus

(viii) gain recorded from asset sales and dispositions included in such net income, plus

(ix) loss recorded from asset sales and dispositions charged, accrued or otherwise allocated against such net income, plus

(x) management overhead of Sellers allocated to the Business consistent with past practice charged, accrued or otherwise allocated against such net income, minus

(xi) payments under programming agreements, whether or not charged, accrued or otherwise allocated against such net income.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 11, 2005, between Parent and Buyer.

“Current Assets” means all current assets of the Business, including without limitation: (i) accounts receivable; (ii) deposits; (iii) the current portion of film rights; and (iv) prepaid expenses and refunds due, including without limitation, amounts due from advertisers whether or not an invoice has been tendered, amounts due from networks, amounts due under retransmission consent agreements, amounts due in respect of copyright royalties and refunds or allowances due to overpayments of costs and expenses; provided, however, that to the extent any of the foregoing items are not allocable to a specific period in accordance with GAAP, such items attributable to periods both before and after the Closing shall be prorated as of 11:59 p.m. central time on the Closing Date in accordance with GAAP. The following items are not current assets: (i) any deferred income tax asset; and (ii) any current asset which is an Excluded Asset.

“Current Liabilities” means all current liabilities of the Business, including without limitation:  (i) accounts payable; and (ii) accrued liabilities, including without limitation, outstanding checks or drafts drawn on cash accounts, the current portion of film obligations, the current portion of liabilities associated with the Station Contracts (other than the Excluded Station Contracts), liabilities for accrued commissions which have been earned but not paid, accrued bonuses, accrued vacation, lease payments, utilities, payroll and payroll taxes earned but unpaid, real estate and personal property taxes, music license accruals and all other obligations arising prior to the Closing; provided, however, that to the extent any of the foregoing items are not allocable to a specific period in accordance with GAAP, such items attributable to periods both before and after the Closing shall be prorated as of 11:59 p.m. central time on the Closing Date in accordance with GAAP. The following items are not current liabilities:  (i) any payments due under insurance policies of Sellers; (ii) any liability for attorney fees; and (iii) any current liability which is a Retained Obligation.

“DMA” means the Designated Market Area (as defined by A.C. Nielsen & Co. or its successor).

“Environment” shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, ambient air and all other environmental media.

“Environmental Laws” shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, judicial or administrative orders, consent decrees or judgments, codes, rules and policies, now or hereafter in effect and as amended, relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” shall mean any permit, license, certificate, approval, identification number or other authorization required to operate the Business, any of the Stations or any of the Station Assets under applicable Environmental Laws.

“Final Order” means that the FCC Consent shall have been granted and the periods provided in the Communications Act and in the rules and regulations of the FCC within which (i) any party may (w) petition the FCC to reconsider or review the grant of such FCC Consent, or (x) request any court of competent jurisdiction to review the grant of such FCC Consent, or (ii) the FCC on its own motion may set aside the grant of such FCC Consent, shall have expired without any such petition or request having been filed and without any such action on the FCC’s own motion to set aside the grant of such FCC Consent having been taken; or, if any such petition or request shall have been filed within such periods, or if the FCC on its own motion within such periods shall have set aside the grant of such FCC Consent, such FCC Consent shall have been affirmed (or, as the case may be, reinstated) and shall be in full force and effect, and the periods provided in the Communications Act and in the rules and regulations of the FCC within which (iii) any party may (y) petition the FCC or (as the case may be) any court of competent jurisdiction to reconsider or review such affirmation or reinstatement, or (z) request any court of competent jurisdiction for further review of such affirmation or reinstatement, or (iv) the FCC on its own motion may set aside such affirmation or reinstatement, shall have expired without any such petition or request having been filed and without any such action on the FCC’s own motion to set aside such affirmation or reinstatement having been taken.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” shall mean any materials or substance which is or may be hazardous, or which could otherwise pose a risk to health, safety or the Environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws, including without limitation, any hazardous substances as defined in 42 U.S.C. §9601(14), solid waste as defined in 42 U.S.C. §6903(27), pollutant or contaminant as defined in 42 U.S.C. §9601(33), or any other waste, pollutant, hazardous waste (as defined in 42 U.S.C. §6903(5), petroleum (as defined in 42 U.S.C. §§6911(2)(B), petroleum based substance, by-product, breakdown product or waste, oil (as defined in 33 U.S.C. §2701(23), special waste, sludge (as defined in 42 U.S.C. §6903(26A), or as such terms are otherwise defined under applicable laws of the States of Colorado, Georgia, Iowa, Michigan, Missouri, New York, Ohio, South Carolina and Texas; and any constituent of any of the aforementioned substance or waste and specifically including polychlorinated biphenyls, asbestos, asbestos-containing material, urea formaldehyde or radioactive material.

“Leased Real Property” means all real property leased, subleased or licensed to any of Sellers and used or useful in connection with the operation of the Business, any of the Stations or any of the Station Assets, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“License Subsidiary Units” means all the membership units of KTVO License Subsidiary, LLC, a Delaware limited liability company; KXRM/KXTU License Subsidiary, LLC, a Delaware limited liability company; WACH License Subsidiary, LLC, a Delaware limited liability company; WSTM License Subsidiary, LLC, a Delaware limited liability company; WFXL License Subsidiary, LLC, a Delaware limited liability company; WPBN/WTOM License Subsidiary, LLC, a Delaware limited liability company; WLUC License Subsidiary, LLC, a

Delaware limited liability company; WNWO License Subsidiary, LLC, a Delaware limited liability company; and Libco., Inc., a Nevada corporation.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease), limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, adverse claim,  restriction or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including without limitation any restriction on any transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership and any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the State in which the Station Assets are located or a comparable law of any jurisdiction.

“Material Adverse Effect” means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operation of the Business, other than any change, effect, event or occurrence resulting from (i) changes in the United States economy in general or any Station’s DMA economy in general, (ii) changes in United States stock market conditions in general, (iii) changes in the United States broadcasting industry in general, (iv) any war, outbreak or escalation of hostilities, or act of terrorism or (v) the announcement of the existence of this Agreement or the transactions contemplated hereby.

“Owned Real Property” means all real property owned by any of Sellers and used or useful in connection with the operation of the Business, any of the Stations or any of the Station Assets, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, any of Sellers by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of any of the Stations or any of the Station Assets, and all pending applications therefor and amendments, modifications and renewals thereof, other than the FCC Licenses.

“Person” shall mean any natural person, partnership, joint venture, corporation, limited liability company, firm, trust, estate, unincorporated organization or association, governmental entity or other legal entity.

“PIK Amount” means an amount equal to the product of (a) 9 and (b) the excess, if any, of (i) $19,180,000 minus (ii) the Adjusted BCF for the twelve month period ending on the last day of the calendar month immediately preceding the month in which the Closing occurs.

“PIK Preferred Stock” means shares of non-convertible preferred stock of Buyer having the terms set forth on Schedule III.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means each lease, sublease and license to which any Seller is a party relating to any Real Property.

“Related Party”, with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves, or within the past five years has served, as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, any of the Stations, any of the Station Assets or any of the Assumed Obligations, including: (i) all rights under any Station Contract (other than Excluded Station Contracts), including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Seller Intangible Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, and indemnities arising from or related to the Business, any of the Stations, any of the Station Assets or any of the Assumed Obligations.

“Sellers’ Knowledge” shall mean the actual personal knowledge of those employees of Sellers identified on Schedule IV and the knowledge as any of such people would have obtained after reasonable inquiry of the employees of Sellers. Sellers will be deemed to have conducted “reasonable inquiry” if they inquire as to the relevant matters with the people occupying the positions of Station Manager, General Sales Manager, Business Manager and Chief Engineer of each of the Stations at the time of such inquiry.

“Station Software” means software used or useful in the operation of the Business, any of the Stations or any of the Station Assets, including without limitation avails and proposal software, customer management systems research applications, automation software, satellite feed scheduling software and electronic invoicing software licenses. Notwithstanding the foregoing, Station Software does not include Sellers’ wide area network used to communicate between Stations and between each Station and Sellers.

“Title Company” means Chicago Title or such other title insurance company acceptable to Buyer.

SCHEDULE III

PIK PREFERRED STOCK TERM SHEET

Initial Liquidation Preference:	PIK Amount
Interest Rate:	11% per annum, payable semi-annually through the issuance of additional shares of PIK Preferred Stock with a liquidation preference equal to the amount of such interest payment
Priority:	Senior to other equity interests of Buyer and subordinated to debt securities contemplated by the Bank Commitment Letter
Maturity Date:	Eleventh anniversary of the Closing Date
Redemption:	Redeemable by Buyer at any time at a price equal to the outstanding liquidation preference thereof, plus accrued and unpaid interest, if any, to the redemption date
Voting Rights:	None
Conversion Rights:	None
Covenants:	None